Exhibit 99.1

Shareholder Relations	NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Robert Cozzone
Chief Financial Officer and Treasurer
(781) 982-6723

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES DIVIDEND REINVESTMENT DISCOUNT RATE
FOR FOURTH QUARTER DIVIDEND

Rockland, MA (December 15, 2015) - Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced that effective with the fourth quarter dividend declared on December 10, 2015, the Company’s discount offered to participants for shares purchased through the reinvestment of cash dividends under the Independent Bank Corp. 2014 Dividend Reinvestment and Stock Purchase Plan (“the Plan”) will be 2.5%. The record date for this dividend is December 28, 2015, and the payment date is January 8, 2016. All other terms and conditions of the Plan remain unchanged.

For additional information relating to the Plan please visit the Company’s Investor Relations website at www.rocklandtrust.com under the “About Us” section. Under the “2014 Dividend Reinvestment and Stock Purchase Plan” section of our Investor Relations website, you will find a copy of the original Plan prospectus and related prospectus supplement which have been filed with the Securities and Exchange Commission. You may also access these documents at www.sec.gov.

The Company is pleased to continue to provide a convenient, cost-effective way to purchase shares of Independent Bank Corp.

Independent Bank Corp. has approximately $7.1 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the Internet. Rockland Trust is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters ®”, please visit www.rocklandtrust.com.